EXHIBIT 23.01


INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders of Intelliquis International, Inc. and Subsidiary


We have audited the accompanying consolidated balance sheets of Intelliquis International, Inc. (a Nevada corporation) and subsidiary, as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intelliquis International, Inc. and subsidiary as of December 31, 1999 and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/Crouch, Bierwolf & Chisolm
-----------------------------
Crouch, Bierwolf & Chisolm


Salt Lake City, Utah
March 31, 2000